Exhibit 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:    11:00 AM             August 17, 2017

United Bancorp, Inc. Increases Quarterly Cash Dividend Payment by 9.1% to $0.12 per Common Share Producing a TTM Yield of 4.33%

MARTINS FERRY, OHIO ◆◆◆ On August 16, 2017, the Board of Directors of United Bancorp, Inc. (UBCP) increased the third quarter cash dividend payment to $0.12 per common share from the previous quarterly cash dividend rate of $0.11 per common share, a 9.1% increase. With this third quarter cash dividend payment, United Bancorp, Inc. has paid cash dividends of $0.50 over the trailing twelve months (TTM), which does include the $0.05 special cash dividend paid to shareholders this past December. At this cash dividend payout level, the TTM Yield is 4.33% based on the most current market valuation. This third quarter dividend payment will be for shareholders of record on September 8, 2017 and payable on September 20, 2017.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $448.7 million and total shareholders’ equity of approximately $43.6 million as of June 30, 2017. Through its single bank charter with eighteen banking offices, The Citizens Savings Bank serves the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson, and Tuscarawas through its Citizens Bank Division. In addition, The Citizens Bank serves Ohio County, West Virginia, through its Loan Production Office located in Wheeling, West Virginia. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “project,” “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.